UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934

(Amendment No. [    ] )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

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☐	Preliminary Proxy Statement

☐	Confidential, For Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

    WASATCH FUNDS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

(1)	Title of each class of securities to which transaction applies:

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January 29, 2010

URGENT-YOUR RESPONSE IS NEEDED

1-866-521-4229

“Address 1”

“Address 2”

“Address 3”

“Address 4”

“Address 5”

“Address 6”

“Address 7”

Re: Fund Name Here

Dear Shareholder,

We have been trying to get in touch with you regarding an extremely important matter pertaining to your investment in the Wasatch Fund listed above. This matter pertains to the advisory services performed by Wasatch Advisors, Inc. therefore it is extremely urgent that we speak to you.

Until December 31, 2009, I was a principal owner of WA Holdings, Inc., the parent company of Wasatch Advisors Inc., the investment advisor for Wasatch Funds. I sold back my interest to Wasatch on December 31, 2009 as part of the firm’s on-going succession planning. Because the SEC may consider this transaction to be a “change of control” of the Advisor, which then terminates the Advisory and Service Contracts in accordance with their terms and applicable law, shareholders are being asked to approve a new Advisory and Service Contract for each Wasatch Fund, and shareholders of the Wasatch-Hoisington U.S. Treasury Fund and the Wasatch-1st Source Income Fund to approve new sub-advisory agreements. The majority of the terms of the new agreements are substantially similar to those of the prior agreements. Other proposals on the agenda include a standard election of Trustees, and the reorganization of Wasatch Funds from a Minnesota corporation to the more commonly used Massachusetts business trust. We do not anticipate that the approval of any of these matters will change the overall advisory fee paid by the funds, investment objectives, investment strategies, advisor, sub-advisor, portfolio manager(s), administrator or other service providers of any Fund.

Wasatch remains 100% employee owned. My equity has been redistributed in order to more broadly share firm ownership with all portfolio managers and leaders of the firm. To be clear, I am not retiring or leaving Wasatch. I remain Chairman of Wasatch Advisors, President and Director of Wasatch Funds, and lead Portfolio Manager of two funds. I sold my equity because I believe it is in the best long-term interest of the firm and our shareholders to share greater ownership with our strong next generation of leaders. Meanwhile, my personal compensation will remain closely tied to the overall success of the firm and our shareholders.

It is imperative that we hear from you on this matter so Wasatch Advisors can continue serving as the investment advisor to your mutual fund. Please call 1-866-521-4229 (toll free) between 9:00 a.m. and 11:00 p.m. EST. We do not require you to provide any personal information when calling, and this process will only take a few minutes of your time.

Your prompt response is greatly appreciated. If you have already responded, thank you for your time.

Sincerely,

Samuel S. Stewart, Jr.
President, Wasatch Funds

TAG ID

Dear Fellow Shareholders,

You should have recently received an envelope containing a Notice of Special Meeting of Shareholders along with proxy statement and proxy card for each of your Wasatch Funds accounts. If you have already voted your proxy, thank you. If you have not yet voted, I encourage you to read the materials included in the envelope and take the opportunity to vote by utilizing one of the simple methods listed on the proxy card. Voting is extremely important no matter how many shares you own.

To ensure that each of the Wasatch Funds receives the required participation to hold the Special Meeting of Shareholders, we have engaged The Altman Group, a professional proxy solicitation firm, to assist with the process. If you have not voted your shares, The Altman Group may contact you to encourage your participation.

In an effort to help our shareholders better understand the issues at hand, we have put together a brief Q&A on the proxy materials. (http://www.wasatchfunds.com/email/docs/WasatchFundsProxyQ&A2010.pdf)

If you have any questions or concerns, please feel free to call a shareholder representative at 1.800.551.1700 M-F 7am-7pm CT (Note: We cannot take your proxy vote at this number. Please see the voting directions on the proxy card to cast your vote.)

Thank you,

Samuel S. Stewart

President

Wasatch Funds, Inc.

Wasatch Funds are distributed by ALPS Distributors, Inc. WAS001750 3/31/2010

Web Site Proxy Introduction

Dear Fellow Shareholders,

You should have recently received a proxy package, containing a proxy statement and proxy card, for each of your Wasatch Funds accounts. If you have already voted your proxy, thank you. If you have not yet voted, I encourage you to read the proxy materials and take the opportunity to vote by utilizing one of the simple methods listed on the proxy card. Voting is extremely important no matter how many shares you own.

To ensure that each of the Wasatch Funds receives the required participation to hold the shareholders meeting, we have engaged The Altman Group, a professional proxy firm to assist with this process. If you have not voted your shares, The Altman Group may contact you to encourage your participation.

In an effort to help our shareholders better understand the issues at hand we have put together a brief Q&A on the proxy materials. (http://www.wasatchfunds.com/email/docs/WasatchFundsProxyQ&A2010.pdf)

If you have any questions or concerns please feel free to call a shareholder representative at 1.800.551.1700 M-F 7am-7pm CT (Note: We cannot take your proxy vote at this number. Please see the voting directions on the proxy card to cast your vote.)

Thank you,

Sam Stewart, President

Wasatch Funds

Full Proxy http://www.wasatchfunds.com/email/docs/WasatchFundsProxy2010.pdf

Wasatch Funds are distributed by ALPS Distributors, Inc. WAS001750 3/31/2010